Transtech Industries, Inc.
Exhibit No. 10(bd)


                 AGREEMENT OF PURCHASE AND SALE


       AGREEMENT made as of the 17th day of May, 2001, by and between TRANSTECH INDUSTRIES, INC., a Delaware corporation ("Transtech"), BIRCHCREST, INC., a New Jersey corporation ("Birchcrest"), and KINSLEY LANDFILL, INC., a New Jersey corporation ("Kinsley"), all having an address at 200 Centennial Avenue, Piscataway, New Jersey 08854 (collectively hereinafter referred to as "Seller") and BWF DEVELOPMENT, LLC, a New Jersey limited liability company, having an address at 140 Mountain Avenue, Springfield, New Jersey 07081 ("Purchaser").

                      W I T N E S S E T H:

       WHEREAS,      Birchcrest and Kinsley are wholly-owned
subsidiaries of, and are wholly controlled by, Transtech; and

       WHEREAS, Transtech owns the property known as Block 387.01 Lot 71, and Birchcrest owns the property know as Block 387.01 Lot 77, and Kinsley owns the property known as Block 387.01 Lots 64, 65, 70 and 72, all on the Tax Map of Deptford Township, Gloucester County, New Jersey; and

       WHEREAS, the aforesaid parcels comprise all of the property that is the subject of this Agreement; and

       WHEREAS, the parties desire to enter into this Agreement on the terms and conditions herein stated.

       NOW, THEREFORE, in consideration of the foregoing and in consideration of other good and valuable consideration herein stated, the parties agree as follows:

       1. Agreement of Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, all those certain parcels of unimproved land, lying, being and situated at Routes 47 and 41, in the Township of Deptford, Gloucester County, New Jersey, and designated as Block 387.01, Lots 65, 71, 72, 77 and part of 64 and 70, on said municipality's Tax Maps and containing approximately fifty-five (55) acres of land beyond the limits of the abutting landfill, as more particularly described on Exhibit "A" to be attached hereto ("Land") together with any and all (a) improvements upon the Land; (b) easements, rights-of-way, privileges and appurtenances, and rights to the same, belonging to and inuring to the benefit of the Land; (c) right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land to the center line thereof; (d) right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street; (f) right, title and interest, if any, of Seller in and to any sewage, water and/or other utility allocation made in respect of the Land by any body or agency responsible for same; and (g) right, title and interest, if any, of Seller in and to any governmental approvals relating to the Land (collectively, the "Premises"); Seller shall execute and deliver to Purchaser, at closing of title, or thereafter on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award.

       2. Purchase Price. The purchase price ("Purchase Price") for the Premises shall be Two Million five Hundred Thousand ($2,500,000.00), based upon fifty-five (55) acres being conveyed at $45,454.54 per acre. In the event that an accurate survey (to be provided by Purchaser) reveals that the actual amount of acreage is more or less than fifty-five (55) acres, the Purchase Price shall be increased or reduced .pro rata as the case may be based on the aforesaid price per acre. The Purchase Price shall be paid as follows:

      (a) Purchaser shall pay to Chicago Title Insurance Company ("Escrow Agent") the sum of Fifty Thousand ($50,000.00) Dollars (the "Deposit) in the following manner: Twenty Five Thousand ($25,000.00) Dollars shall be paid upon receipt of a fully-executed original of this Agreement and Seller's executed W-9 form; an additional Twenty-Five Thousand ($25,000.00) Dollars shall be paid upon receipt of a use variance, and expiration of the applicable appeal period therefrom, permitting the site to be used as a retail shopping center. Purchaser shall make periodic payments (the "Payments") to Seller (which shall be released by Escrow Agent from the Deposit until depleted, and thereafter shall be made directly by Purchaser), which Payments shall commence upon the earlier of twelve (12) months from the date of this Agreement or expiration of the appeal period following receipt of the use variance, as follows: Twenty-Five Hundred ($2,500.00) per month for six (6) months, then Thirty-Five Hundred ($3,500.00) Dollars per month for the next six months, then Five Thousand ($5,000.00) Dollars per month until closing. All Payments shall be nonrefundable and shall be credited against the Purchase Price, provided however,that if the Closing is delayed through no fault of Seller beyond two (2) years from the date hereof, then only one-half (1/2) of such Payments that fall due after the second anniversary hereof shall be credited against the Purchaser Price. Any remaining portion of the Deposit held by Escrow Agent, together with all interest earned on the Deposit,shall be released to Seller at Closing and shall be credited against the Purchase Price. In the event of termination by Purchaser in accordance with this Agreement, all interest accrued on the Deposit shall be paid to Purchaser.

       (b) The balance of the Purchase Price (subject to the Closing pro-rations of taxes, utilities and other items customarily adjusted in similar transactions) less any sums heretofore paid on account of the Purchase Price, including the Deposit and the Payments shall be paid upon delivery of the Deed, by federal wire transfer to the order of Seller or to any other payee designated in writing by Seller prior to Closing.

       3. Closing. The closing of title (Closing") shall be held at a location in New Jersey designated by any lender granting a mortgage to Purchaser or at the offices of Purchaser's title company, forty-five (45) days after all Required Approvals have been obtained, which the parties anticipate to be eighteen (18) months after receipt of the use variance ("Closing Date"). Notwithstanding the foregoing, the Closing Date may be extended two
(2) times by Purchaser, each time for up to six (6) months, in the event Purchaser has not received the Required Approvals and is diligently pursuing same. Purchaser may also accelerate the Closing Date by sending a written notice to Seller setting an earlier Closing Date, which date shall be no earlier than thirty
(30) days from the date of such notice, provided however, that in the event of such accelerated closing, Seller shall take title to the Premises subject to the Existing Tenancies, as defined in section 18(n) below. In the event that Closing has not occurred after expiration of the aforesaid extensions, Seller shall have the right to terminate this Agreement and retain all Payments made by Purchaser.


       4.  Due Diligence.

           a. Purchaser shall have a period of one hundred and twenty (120) days from the date of this Agreement to perform initial due diligence on the Premises (the "Due Diligence Period"). Seller shall use best efforts to deliver to Purchaser within ten
(10) days of the date hereof, but in no event later than forty-five (45) days from the date hereof, to the extent that such items are in the possession of Purchaser, its affiliates and representatives, the following: (i) complete copies of any title insurance policies, reports or commitments, together with copies of all title documents, surveys, instruments, liens, encumbrances or other items referred to in such title policies, reports or commitments, (ii) copies of all certificates, licenses, permits, authorizations and approvals issued in respect of the Premises by all governmental or municipal authorities having jurisdiction,
(iii) copies of all notices, correspondence and other documentation sent or issued by all governmental or municipal authorities having jurisdiction with respect to Violations (as hereinafter defined), Pollutants (as hereinafter defined), and the New Jersey Department of Transportation, (iv) soil logs, environmental reports and similar information with respect to the soil conditions of the Premises, and the presence of any solid waste or buried debris, and the presence of any above ground or underground storage tanks, and the presence of any toxic, radioactive or environmentally hazardous substances or pollutants, including without limitation, any pollutants defined as hazardous or toxic by any Federal, state or local law, statute, ordinance or regulation collectively, "Pollutants"), (v) all plans and specifications and other documentation relating to any underground installations servicing or passing through the Premises, including, without limitation, all documents relating to utilities currently servicing or proposed for the Premises and any agreements with such utilities relating to the Premises, (vi) all leases and related agreements affecting the Premises (including leases and agreements relating to the Existing Tenancies), (vii) all agreements, commitments and contracts with any party, agency, board, utility or entity that may affect the Premises, and (viii) notices, correspondence and other documentation related to any applications by surrounding property owners or users for governmental permits or approvals.

           b. During the term of this Agreement, Purchaser and its designees at their own risk and sole cost and expense shall have the right, but not the obligation, to enter upon the Premises for the purpose of inspecting and making surveys and studies of the same, conducting test borings and other surface and subsurface soil and groundwater tests and architectural, engineering, marketability and environmental tests, plans and studies (collectively, "Feasibility Studies") related to Purchaser's evaluation and development of the Proposed Development (as hereinafter defined) as Purchaser, in its sole discretion deems necessary or advisable, including, without limitation, tests and studies of the Premises sufficient to determine whether there are any Pollutants located on or beneath the surface of the Premises or any contiguous property, provided however, that Purchaser shall not conduct any invasive testing, such as soil borings or groundwater sampling, of the Premises without first obtaining Seller's written consent. If Seller does not respond within seven (7) business days to a request by Purchaser for permission to conduct a test, Seller's consent shall be deemed automatically given. Purchaser and its designees shall also have the right to erect signs, subject to Seller's consent as to their size, nature, location and wording, on the Premises informing the public of the Proposed Development. Purchaser agrees to indemnify and hold Seller harmless from any and all claims and demands which may be made by reason of Purchaser or its designees entering onto or erecting signage on the Premises for the above purposes. Damage to the Premises, if any, caused by Purchaser or its designees shall be promptly restored by Purchaser at its expense. In the event that Purchaser damages the Premises during the pendency of the Agreement and same is not remedied by Purchaser within a reasonable time, then Seller may, at Purchaser's cost, repair the damage and require the Escrow Agent to reimburse Seller its reasonable costs in connection therewith from the escrowed funds. Purchaser shall provide Seller with an insurance certificate confirming that Seller is a named insured under an insurance policy issued by a reputable company authorized to do business in New Jersey and providing for liability coverage in an amount not less than one million dollars ($1,000,000), which coverage shall be applicable only to the Premises.

           c. If Seller receives any notice of any kind relating to the Premises during the term of this Agreement, Seller shall immediately deliver a copy of such notice to Purchaser.

           d. Purchaser's objections to the environmental condition of the Premises shall be governed by paragraph 16 below.


       5.  Proposed Development and Required Approvals.

           (a) Purchaser anticipates developing the Premises as a shopping center containing at least five hundred thousand (500,000) square feet (the "Proposed Development"). Purchaser shall have the right to prepare plans and specifications for the Proposed Development and apply to all governmental and municipal authorities having jurisdiction over the Premises and the Proposed Development including, without limitation, planning and zoning boards, environmental agencies, building and highway departments, Department of Transportation (including, without limitation, those needed for curb cuts and access to and egress from the Proposed Development to adjacent public roadways, drainage and for traffic lights and other means of traffic control), site plan, wetlands, environmental and all other permits, licenses and approvals, whether or not in the contemplation of the parties which shall be required for the construction, maintenance and operation of the Proposed Development (collectively, "Required Approvals"). A Required Approval shall be deemed received when the rights, if any, of third parties and governmental authorities to appeal the issuance of same shall have expired. If a Required Approval shall be refused by a governmental authority, Purchaser shall not be required to appeal or otherwise contest such decision and Purchaser shall have the right to terminate this Agreement in which case the Deposit shall be immediately refunded to Purchaser, less the portion of the Deposit that is nonrefundable, and the parties shall have no further rights and obligations under this Agreement.
Seller shall, at no cost to itself but without charge to Purchaser, cooperate fully with Purchaser with respect to any and all applications, proceedings and appeals made or prosecuted by or on behalf of Purchaser in connection with any of the foregoing and shall execute promptly any and all documents, instruments, consents and authorizations requested by Purchaser which shall be necessary or desirable with respect thereto. Seller shall cooperate with Purchaser and, at no cost to Seller, shall execute all easements, applications and agreements required by Purchaser in connection with obtaining government approvals, provided however, that such easements and agreements encumbering the land shall not become effective until the Closing. Purchaser shall furnish to Seller on a timely basis copies of all reports, studies and notices of meeting regarding the Required Approvals.

           (b) After the expiration of Due Diligence, Purchaser shall promptly submit an application to the municipality of Deptford (and to any other authority having jurisdiction over use) for use variance (which may include a concept site plan) permitting the Premises to be used as a retail shopping center. Purchaser shall proceed expeditiously and diligently in all respects to obtain said use variance. In the event that Purchaser has not received the unappealable use variance within one (1) year after the date hereof, either party shall have the right to terminate this Agreement upon written notice to the other. Notwithstanding such termination by Seller, Purchaser shall have the option, to be exercised by written notice to Seller within fifteen (15) days of receipt of Seller's termination notice, to override Seller's termination, and to proceed with the contract and waive the use variance contingency. Together with Purchaser's override and waiver notice, Purchaser shall deliver its election to close title within forty-five (45) days from the date of Purchaser's notice, and the parties shall proceed to Closing on such date (the "Early Closing Date") in accordance with all other terms and conditions of this Agreement. Notwithstanding the foregoing, in the event the Purchaser obtains the use variance prior to the Early Closing Date, Purchaser shall have the right to cancel the Early Closing Date and reinstate the time periods and Closing Date set forth in Paragraph 3 above. In the event that an appeal is filed as to the use variance, however, this contingency shall be extended and the other time periods set forth herein shall be tolled, pending resolution of the appeal, provided that (i) all Payments shall continue during the pendency of such appeal, (ii) in no event shall the tolling exceed two (2) years, and (iii) either Seller or Purchaser may terminate this Agreement upon denial of the appeal by an appellate division court or after two (2) years from the filing of the appeal. Purchaser shall not be obligated to contest any such appeal, and if the variance is overturned on appeal or if Purchaser decides not to contest the appeal, Purchaser shall have the right to terminate this Agreement and receive a refund of the Deposit, but not any Payments released from the Deposit to Seller.

           (c) After Purchaser's receipt of a use variance, Purchaser will promptly submit an application for preliminary and final site plan approval to the municipality. At the same time, Purchaser will apply for subdivision approval for Lots 64 and 70, so that separate lots are created for the portions of those lots to be conveyed to Purchaser that are outside of the limits of the adjacent landfill and landfill buffer zone, and outside the limits of any wetlands and wetland transition zones located on property to be retained by Seller. Purchaser shall the right to obtain a Letter of Interpretation from the NJDEP identifying and delineating wetlands at the property, and shall have the right to develop a wetlands transition area averaging plan for the purpose of establishing the boundaries of the Premises. Purchaser's subdivision plan delineating Lots 64 and 70 shall be subject to Seller's reasonable consent.

           (d) Seller shall grant easements to Purchaser upon its other properties located along Routes 55 and 47, as Purchaser shall reasonably require for signage commensurate with the scope of the Proposed Development and for electric service for such signs, for nominal consideration and upon otherwise standard terms and conditions. Such signage, including the size, location and wording thereof, as well as the location of electric service for same, shall be subject Seller's reasonable approval and to all applicable laws and ordinances. In addition, such signage and the location of electric service for same shall be subject to relocation by Seller, at Purchaser's cost, using commercially reasonable efforts to maintain the visibility of such signage, in the event that the location conflicts with Seller's development plans for its property or is required for Seller to be in compliance with its landfill closure plans.

           (e) Seller shall grant easements to Purchaser for ingress and egress from the Premises across Lot 57 to Route 47, subject to Seller's reasonable approval as to size, location and number, and subject to any existing wetlands and similar constraints, as well as to all laws and ordinances, for nominal consideration and upon otherwise standard terms and conditions, and subject to relocation by Seller, at Purchaser's cost, using commercially reasonable discretion, in the event that the location of such easement(s) conflicts with Seller's development plans for its property or is required for Seller to be in compliance with its landfill closure plans .

       6. Conditions Precedent. Purchaser's obligation to pay the Purchase Price and to accept delivery of the Deed on the Closing
Date are subject to the following conditions precedent
("Conditions") being fully satisfied as of the Closing Date:

           (a) Seller shall have and shall deliver to Purchaser good and marketable title to the Premises, free and clear of all liens, encumbrances, easements, restrictions, covenants or other exceptions, except the Permitted Encumbrances (as hereinafter defined); Seller shall have the right to satisfy any mortgage or other monetary lien out of the sales proceeds due at the Closing.

           (b) The Premises shall be vacant and unoccupied, except for the Existing Tenancies in the event the Closing Date is accelerated by Purchaser, and free of Pollutants, except Pollutants to which Purchaser is deemed to have waived objection pursuant to Paragraph 4 above;

           (c) Seller shall deliver to Purchaser all of the documents, instruments and other items required by this Agreement and as otherwise reasonably required by Purchaser.

           (d) All real estate taxes, franchise taxes and all other applicable charges shall have been paid up to the Closing date.

           (e)  Purchaser shall have received the Required
Approvals, except that issuance of a building permit(s) shall not be a condition precedent to Closing.

           (f) All contingencies set forth herein shall have been satisfied or waived in writing.

           (g) All material representations by Seller herein shall be true and accurate as of the Closing Date.

       Purchaser shall have the right to waive the satisfaction, in whole or in part, of any of the foregoing Conditions, but no waiver shall be effective unless same is in writing and duly executed by Purchaser.

       7. Termination Rights. If Purchaser determines, in Purchaser's sole and absolute discretion, at any time during the term of this Agreement, that Purchaser's acquisition of the Premises or the Proposed Development is not feasible for any reason whatsoever, Purchaser shall have the right to terminate this Agreement by providing notice to Seller. Upon such termination, Purchaser shall deliver to Seller copies of all studies and reports regarding the Premises, which obligation shall survive termination.

Upon the issuance of such notice this Agreement shall be deemed terminated, null and void. In the event this Agreement is terminated prior to the expiration of the Due Diligence Period the Deposit shall be promptly refunded to Purchaser. If Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, Seller shall provide Purchaser with a notice affording Purchaser ten (10) days within which to either affirm or terminate this Agreement. If Purchaser terminates this Agreement pursuant to the notice or fails to respond to the notice within the ten (10) day period, the Deposit shall be immediately refunded to Purchaser and this Agreement shall become null and void. Purchaser's right to terminate during the Due Diligence Period and receive a refund of the Deposit shall be extended until such time as Seller provides Purchaser with such ten (10) day notice as described above. If Purchaser affirms this Agreement in response to the ten (10) day notice, and subsequently terminates this Agreement, then, provided Seller is not in default, the portion of the Deposit that is non-refundable shall be released to Seller, and the balance of the Deposit shall be immediately refunded to Purchaser. Upon return of the Deposit to Purchaser or release of the non-refundable portions of the Deposit to Seller and the balance of the Deposit to Purchaser, as set forth above, the parties shall be relieved of all further obligations hereunder, except as expressly provided herein.

       8. Condemnation. If prior to the Closing Date any action or proceeding shall be threatened or commenced for the taking of all or any part of the Premises or the access thereto, pursuant to the power of eminent domain or otherwise, Seller shall forthwith give prompt written notice thereof to Purchaser. Purchaser at its option may cancel this Agreement at any time thereafter by written notice to Seller; upon the giving of such notice (a) this Agreement shall be null and void and of no further force and effect, and (b) neither party shall have any further liability hereunder. The foregoing right of cancellation shall not apply to any taking or condemnation for the purpose of road widening, in which event the Agreement shall remain in full force and effect, and Purchaser shall, at Closing, be entitled to all condemnation awards resulting from such taking. Should Purchaser not elect to terminate this Agreement, (i) Purchaser shall have the absolute right, at Closing, to receive all condemnation awards in respect of the Premises and to unilaterally make all decisions and take any and all action relating to the condemnation proceeding, (ii) Seller shall not settle or compromise any condemnation proceeding or award or take any other action relating to the proceeding without Purchaser's prior written consent, not to be unreasonably withheld or delayed, and (iii) Seller shall convey to Purchaser on the Closing Date that part of the Premises not taken without any abatement in the Purchase Price.

       9. Closing Documents. (A) At or prior to the Closing, Seller, at its sole cost and expense, in addition to any other documents required under this Agreement, shall execute and deliver to Purchaser, in form and content reasonably acceptable to counsel for Purchaser, Purchaser's title insurance company and counsel for Purchaser's lender, the following:

           (a) A Bargain and Sale Deed with covenants against grantors acts ("Deed") with metes and bounds description of the Premises conveying to Purchaser good, marketable fee simple title to the Premises, insurable at regular rates by a reputable title company authorized to do business in the State of New Jersey, subject only to the Permitted Encumbrances, properly executed (without power of attorney) and acknowledged in form for recording;

           (b) From the proceeds of Closing, checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and fees, including, without limitation, the realty transfer fees, and any required tax returns in connection therewith executed by Seller;

           (c)  An affidavit of Non-Foreign Status and IRS form
1099;

           (d) All current original receipted real estate tax bills (including any roll back taxes that may become due which shall be paid by Seller at Closing), water and sewer charge bills, if any, and bills for any other municipal impositions or assessments;

           (e) Such customary affidavits as Purchaser's title insurance company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name, and such other documents or instruments as may be reasonably required by such title insurance company in order for Seller to convey to Purchaser title to the Premises free and clear of all liens and encumbrances except for the Permitted Encumbrances;

           (f) Such evidence as shall be reasonably requested by and acceptable to Purchaser and Purchaser's counsel of the authority of Seller and of the persons or parties executing this Agreement and all closing documents on behalf of Seller to enter into and consummate this Agreement and to execute and deliver all documents necessary to consummate the transaction described in or contemplated by this Agreement;

           (g)  A closing settlement statement; and

           (h)  A Letter of Non-Applicability and/or such other
NJDEP clearances that may be required by Paragraph 16 below.


       (B) At or prior to the Closing, Purchaser, at its sole cost and expense, in addition to any other documents required under this Agreement, shall execute and deliver to Seller, in form and content reasonably acceptable to counsel for Seller, the following:

           (a) Corporate resolutions and such evidence of Purchaser's authority to consummate this transaction;

           (b)  A closing settlement statement; and

           (c)  The consideration; and

           (d) Any other documents reasonably required to consummate the transaction described in this Agreement.


       10. Payment of Assessments, Rollback Taxes. If on the Closing Date the Premises or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Premises affected thereby and shall be paid and discharged by Seller. In the event that all or any portion of the Premises is subject to reduced real estate taxes as farmland, forest, "green space" or otherwise, the Seller shall be obligated to pay all rollback or retroactive real estate taxes, whether imposed at or subsequent to Closing, due to a change in ownership or use of the Premises. In addition, Seller shall provide Purchaser with copies of all applications and documentation related to such reduced assessment, and Purchaser shall have the option to receive at closing an assignment from Seller of all its right, title and interest in any farmland or woodlands management plan, contracts with any farmers, foresters or loggers, and similar instruments related to maintaining such reduced assessment.

       11. Violations. All violations of law, ordinances, orders or other governmental requirements against or affecting the Premises ("Violations") on the Closing Date shall be corrected by Seller and the Premises shall be conveyed free of same. Seller shall furnish to Purchaser an authorization to make the necessary searches for any such Violations. If Seller shall receive any notice of Violation during the term of this Agreement, it shall furnish a true copy of same to Purchaser promptly after receipt by Seller. If any such Violation shall in Purchaser's opinion, reasonably exercised, or in the opinion of Purchaser's counsel, constitute an impediment to Purchaser's application for the Required Approvals, Seller promptly after written request by Purchaser shall perform such work as shall be required to cure and shall cause the Violation to be removed. In the event such Violation cannot be removed then Purchaser shall have the right to terminate this Agreement and Seller shall immediately thereafter refund to Purchaser all Payments made by Purchaser in connection with this Agreement.

       12. Exceptions to Title. (a) Within sixty (60) days of the date hereof, Purchaser shall cause a title company to issue to Purchaser a title report. Within thirty (30) days thereafter, Purchaser shall examine title to the Premises and issue to Seller the list of permitted encumbrances (collectively "Permitted Encumbrances"). Within ten (10) days receipt of such list, Seller shall notify Purchaser if it accepts such Permitted Encumbrances. If Seller accepts such Permitted Encumbrances, then title to the Premises shall be conveyed to Purchaser subject only to such Permitted Encumbrances. If Seller rejects such Permitted Encumbrances, Seller shall indicate to Purchaser within ten (10) days receipt of Purchaser's notice of the permitted encumbrances all changes that are acceptable to Seller. Thereafter, Purchaser shall have twenty (20) days to either accept the amended Permitted Encumbrances or terminate this Agreement, in which case, notwithstanding anything to the contrary in this Agreement, the Deposit, the Payments and all monies paid by Purchaser to Seller on account of this Agreement, if any, shall be refunded to Purchaser.

           (b) After the date of this Agreement, Seller shall not further encumber the Premises with any mortgage or encumbrance, the amount of which, when aggregated with all other mortgages, judgments and other monetary liens affecting the Premises,including any projected clean-up costs payable by Seller, would exceed seventy-five (75%) of the Purchase Price of the Premises, nor shall Seller enter into any agreement which creates exceptions to marketable title. If examination of title to the Premises shall reveal one or more defects, encumbrances or other exceptions to marketable title which are not Permitted Encumbrances, Seller shall cause same to be removed on or before the Closing Date. Seller shall take whatever actions are necessary, including, without limitation, payment of money, to deliver to Purchaser good, marketable title to the Premises, subject only to the Permitted Encumbrances. Anything in this Agreement to the contrary notwithstanding, if the examination of title shall reveal an encumbrance or other exception to marketable title which can be cured by the payment or deposit with a Court of money only (such as a mortgage, mechanics lien, writ of attachment or judgment) ("Monetary Encumbrance") and Seller does not cure such Monetary Encumbrance at or prior to the Closing, Purchaser shall have the right to cure the title exception by deducting the amount required to cure same from the balance of the Purchase Price due on Closing.

           (c) If Seller shall be unable to convey title to the Premises in accordance with the provisions of this Agreement, Purchaser, at its option, may either (i) accept such title as Seller can convey without any reduction in the Purchase Price or
(ii) terminate this Agreement, in which event, notwithstanding anything to the contrary in this Agreement, Seller shall immediately refund to Purchaser all monies (including, without limitation, the Deposit and the Payments) paid to Seller on account of this Agreement and the costs of the survey and title searches. Upon making such refund, neither party hereto shall have any further rights, obligations or liabilities under this Agreement.


       13.  Default;  Liquidated Damages.

           (a) Seller's Default. In the event that the sale of the Premises fails to close as a result of default under this Agreement by Seller of any term, provision or obligation on Seller's part to be kept and performed, then Purchaser's sole remedies shall be to sue for specific performance or to terminate this Agreement and receive a refund of the Deposit and all Payments paid to Seller and reimbursement of all reasonable and verifiable out-of-pocket expenditures incurred relative to this transaction after execution of this Agreement. Notwithstanding anything contained herein to the contrary, upon such termination all sums paid by Purchaser including the Deposit and the Payments shall be immediately refunded to Purchaser. Notwithstanding anything to the contrary contained herein, (i) if Seller fails to perform any of its monetary obligations hereunder, such failure shall not constitute a default unless it continues beyond the expiration of fifteen (15) days from Purchaser's written notification to Seller of same; and
(ii) if Seller fails to perform any of its nonmonetary obligations hereunder, such failure shall not constitute a default unless it continues beyond the expiration of thirty (30) days from Purchaser's written notification to Seller of same, or if such failure cannot reasonably be performed within thirty (30) days, then beyond the expiration of such longer period as may be reasonably required to perform, provided Seller promptly commences and diligently pursues cure.

           (b) Purchaser's Default. In the event of default under this Agreement by Purchaser of any term, provision, or obligation on Purchaser's part to be kept and performed, Seller, as its sole and exclusive remedy at law or in equity, may terminate this Agreement, in which event Seller shall as Seller's sole and exclusive remedy, retain the Deposit and Payments, free from any claim thereto whatsoever of Purchaser, as liquidated damages and not as a penalty or forfeiture, and neither party hereto shall have any further rights, obligations or liabilities under this Agreement (except such thereof as, by the terms of this Agreement, specifically survive a termination hereof). Notwithstanding anything to the contrary contained herein, (i) if Purchaser fails to perform any of its monetary obligations hereunder, such failure shall not constitute a default unless it continues beyond the expiration of fifteen (15) days from Seller's written notification to Purchaser of same; and (ii) if Purchaser fails to perform any of its nonmonetary obligations hereunder, such failure shall not constitute a default unless it continues beyond the expiration of thirty (30) days from Seller's written notification to Purchaser of same, or if such failure cannot reasonably be performed within thirty (30) days, then beyond the expiration of such longer period as may be reasonably required to perform, provided Purchaser promptly commences and diligently pursues cure.

       14. Liquidated Damages. It is understood and agreed by the parties hereto that such actual damages as Seller may suffer in the event of a default by Purchaser as described herein would be extremely difficult and impracticable to ascertain, and that the payments referred to above is the parties' best current estimate of such damages.

       15. Broker. Seller and Purchaser each warrant to the other that it has not dealt with any real estate broker, finder or agent in connection with this Agreement or the Premises, other than NAI Mertz, who shall be paid by Seller pursuant to a separate agreement. Purchaser and Seller each agrees that it shall indemnify and hold the other harmless against any claims or damages including, without limitation, attorney's fees and court costs, based upon the indemnifying party's dealings with any Broker or party acting as such.

       16.  Environmental.   (a)  At or prior to Closing, Seller
shall provide a Letter of Non-Applicability from the New Jersey Department of Environmental Protection ("NJDEP"), confirming that the sale of the Premises is not subject to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"). Alternatively, in the event that the sale of the Premises is subject to ISRA, except as otherwise provided herein, Seller shall perform at its sole expense all actions necessary to achieve ISRA compliance, and Seller shall provide to Purchaser, at or prior to Closing, a No Further Action letter or other satisfactory documentation of compliance with ISRA from NJDEP. Seller shall continuously and promptly provide to Purchaser copies of all submissions to NJDEP and all communications from NJDEP related to ISRA compliance.

           (b) At or prior to Closing, Seller shall provide any approvals or permits that may be required by NJDEP in order to sell the portion of the Premises that was formerly part of Seller's other property containing the landfill.

           (c) At or prior to the expiration of the Due Diligence Period, Purchaser shall advise Seller in writing of any and all objections Purchaser may have regarding the environmental condition of the Premises. Seller shall have no obligation to repair or correct any environmental condition raised by Purchaser, other than as specifically set forth in this Agreement. If the estimated cost to correct or remediate the conditions raised by Purchaser shall be less than Fifty Thousand ($50,000.00) Dollars (exclusive of the amount of any bonds required by the NJDEP to secure clean-up), then Seller shall perform such remediation at its sole expense prior to Closing and provide a No Further Action letter from the NJDEP confirming satisfactory remedition, or Purchaser, at its option, may take a credit against the Purchase Price at Closing for the estimated cost of clean-up as agreed by the parties. If the estimated cost to correct or remediate the conditions identified by Purchaser shall exceed $50,000.00 (exclusive of the amount of any bonds required by the NJDEP to secure clean-up), then Seller shall have the right to terminate this Agreement upon notice to Purchaser, provided however, that Purchaser shall have the right to override the termination and receive a $50,000.00 credit against the Purchase Price at Closing. In the event of such override by Purchaser, Purchaser shall hold Seller harmless from all environmental conditions existing at the Premises. Purchaser shall be deemed to have waived objection to any condition of the Premises (including but not limited to environmental conditions) not raised prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, such waiver shall not apply to any condition of the Premises that comes into existence after the Due Diligence Period. In the event that this Agreement is not terminated by Purchaser at the end of the Due Diligence Period, then Purchaser shall take the Premises subject to any environmental condition discovered by Purchaser and not disclosed to Seller during the Due Diligence Period, except to the extent that the environmental condition comes into existence after the Due Diligence Period. If the estimated cost to correct or remediate the conditions raised by Purchaser shall exceed $50,000.00 and Seller does not terminate this Agreement, then Seller shall perform such remediation at its sole expense prior to Closing and provide a No Further Action letter from the NJDEP confirming satisfactory remediation. Alternatively, at Seller's request and Seller's direction, Purchaser shall have the option to perform the remediation at Seller's expense prior to Closing, in which case Seller shall grant Purchaser a first mortgage upon the Premises (the "Pre-Closing Mortgage") as security for Seller's obligation to pay for such remediation, which mortgage shall be in the amount of one hundred and fifty (150%) percent of the estimated costs of remediation, which shall include the total of all direct and incidental costs of remediation, including without limitation, the cost of studies, reports, experts, clean-up, monitoring, insurance, NJDEP charges and/or damages, bonding and security (the "Total Clean-up Costs"). The parties shall enter into a Memorandum of Agreement ("MOA") with the NJDEP, which shall set forth a plan of remediation, and name Purchaser as the ordered party, and Purchaser shall perform the remediation in accordance with the MOA and post any required bonds or security with the NJDEP, provided always that the Total Clean-up Costs shall be borne and paid solely by Seller. Upon issuance of a No Further Action letter and satisfactory discharge of all obligations under the MOA, and payment by Seller of all its payment obligations, Purchaser shall release and discharge the Pre-Closing Mortgage. As a further alternative, if the estimated cost to correct or remediate the conditions raised by Purchaser shall exceed $50,000.00 and Seller does not terminate this Agreement, and such remediation cannot be completed prior to Closing, then Purchaser shall have the option to assume the responsibility to perform the remediation after the Closing, at Seller's sole cost, in which event the parties shall enter into an MOA as described above and Purchaser shall perform the remediation in accordance with the MOA, provided always that the Total Clean-up Costs shall be borne and paid solely by Seller, which obligation shall be secured by Seller taking back a mortgage on the Premises at Closing (the "Post-Closing Mortgage") in the amount of one hundred and fifty (150%) percent of the estimated Total Clean-up Costs. The amount of the Post-Closing Mortgage shall be a credit against the Purchase Price at Closing, and the Post-Closing Mortgage shall provide that any charge not paid in full by Seller as it falls due and payable, may be paid by Purchaser on behalf of Seller after thirty (30) days notice to Seller, and the outstanding balance of the Purchaser Price and likewise the balance of the Post-Closing Mortgage shall be reduced in the amount of any such payment by Purchaser, including any late fees or fines imposed by reason of Seller's nonperformance. The Post-Closing Mortgage shall further provide that it will be subordinated to Purchaser's construction financing, if any, on the Premises, and that no repayment of principal or payment of interest shall be due until such time as the remediation is complete and the NJDEP has issued a No Further Action letter confirming the completion of clean-up and satisfactory discharge of all obligations under the MOA. Upon delivery of the No Further Action letter, Purchaser shall have a period of forty-five (45) days to pay Seller the balance of the Purchaser Price, as same may have been reduced by any Purchaser payments made on behalf of Seller as described above, and the Post-Closing Mortgage shall be discharged simultaneously therewith.

       17. Assignment. Purchaser shall have the right to assign this Agreement and its rights hereunder to one or more entity owned or controlled by the principals of Purchaser, provided that Purchaser shall not be relieved of its obligations hereunder.

       18. Purchaser's Representations; Seller's Representations; Seller's Covenants Pending Closing.

           (a) Purchaser's Representations. Purchaser hereby acknowledges and represents that neither Seller nor any person or party on behalf of Seller has made any representation of any nature whatsoever not specifically set forth in this Agreement upon which Purchaser has relied in entering into this Agreement or upon which Purchaser shall rely in consummating the transactions described in or contemplated by this Agreement; and Purchaser further acknowledges and represents that it has not been induced to execute this Agreement by any act, statement, representation, warranty, covenant, undertaking, agreement or promise of Seller or any agent of Seller except by such representations, warranties, covenants and agreements as are expressly set forth in this Agreement.

           (b) Seller's Representations. Seller hereby represents and warrants to Purchaser as to the following matters, each of which is so warranted to be true and correct as of the date hereof, shall, as a condition to Purchaser's obligations hereunder, be true and correct on the Closing Date:

               a. To the best of its knowledge, Seller is the sole owner of and has good, marketable title to the Premises subject only to matters of record, which title was not obtained by adverse possession or tax sale;

               b. Seller has entered into no other agreement to sell or lease the Premises, or any portion thereof or interest therein; nor has it granted any option for the sale of the Premises or any interest or portion thereof or right of first refusal with respect thereto;

               c. To the best of its knowledge, Seller has received no written complaint or written notice of any violation of any law, ordinance or governmental regulation or code affecting the Premises which has not been corrected;

               d.  Seller has no knowledge of pending or
contemplated condemnation proceedings or assessments affecting the Premises or any part thereof;

               e. Seller is not now a party to any litigation, and Seller knows of no litigation or threatened litigation or insolvency proceeding, that could have a material adverse effect on the title to the Premises or Seller's ability to convey same, and Seller shall give to Purchaser prompt notice of the institution of any such litigation prior to the Closing Date;

               f. The execution, delivery and performance by Seller of this Agreement in accordance with its terms does not violate the terms of any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound;

               g. Seller is not a "foreign person" as defined in the Internal Revenue Code of 1986, as amended, and as contemplated
by the Foreign Investments in Real Property Tax Act (96   Stat.
2682), as amended by the Deficit Reduction Act of 1984, including, without limitation, a non-resident alien, a foreign corporation, foreign partner or trust or a foreign estate, and Seller shall deliver to Purchaser at closing a certification of such non-foreign status;

               h. Intentionally deleted;

               i. To the best of Seller's knowledge, there are no water, sewer or other utility restrictions affecting the Premises imposed by any governmental, municipal or non-governmental authority.

               j. To the best of Seller's knowledge, no portion of the Premises has ever been used as a landfill or dumpsite, nor are there any underground or aboveground storage tanks located thereon.

               k. To the best of Seller's knowledge, the Premises is not located in a flood hazard zone and there are no environmental conditions affecting the Premises that would have a material negative impact upon the Premises.

               l. The Premises is not subject to any claim of adverse possession or easement by prescription.

               m. Seller has full power and authority to enter into and perform its obligations under this Agreement, and same will not cause a violation or default under any other agreement or order by which Seller is bound.

               n. There are no leases, tenancies, licenses or occupancy agreements affecting the Premises other that the radio tower leases, leases on the butler buildings, and the residential leases for homes at the Premises (collectively, the "Existing Tenancies"), as listed on the schedule of tenants attached hereto
as Exhibit C.    Other than the radio tower leases, the Existing
Tenancies shall be terminated by Seller prior to Closing, subject to Paragraph 3 above.

               o. There  are two "butler" building located on the
Premises that are occupied by Seller for office use.   Seller, at
its option, shall remove the butler buildings from the Premises at its own cost prior to Closing within ten (10) business days after Purchaser's closing notice.

The foregoing representations shall be true and accurate as of the date hereof and as of the Closing Date, and shall survive the Closing of this Agreement.

       19. Seller's Covenants Pending Closing. Seller covenants and agrees that between the date hereof and the Closing Date:

           (a) It shall not grant, create or suffer any rights in any third parties affecting the Premises or any part thereof that are not terminable upon notice by Seller, without the prior written consent of Purchaser;

           (b) Shall not construct any buildings, structures or other improvements on the Premises;

           (c) Shall pay all real estate taxes and other charges affecting the Premises which may become a lien on the Premises;

           (d) Shall not, without Buyer's prior written consent, not to be unreasonably withheld,enter into, amend or extend any leases affecting the Premises;

           (e) Shall continue to maintain the Premises in its customary manner.

       20. Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and assigns.

       21. Merger;  Amendment.

           (a) Merger. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements and understandings, written or oral, formal or informal, all of which are deemed to be merged herein.

           (b) Amendment. No termination or amendment of or modification to this Agreement of any kind whatsoever shall be made or claimed by Seller or Purchaser, and no notice of any extension, change, modification or amendment made or claimed by Seller or Purchaser (except with respect to permitted unilateral waivers) shall have any force or be of any effect whatsoever, unless the same is in writing and signed by Seller and Purchaser.

       22. Pronouns. All pronouns and nouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, and the singular or plural, as the identity of the parties or the sense of the context may require.

       23. Legal Fees. In the event that legal fees are incurred in connection with an action to enforce this Agreement, the prevailing party shall have the right, without limiting its other rights and remedies, to reimbursement from the nonprevailing party, of attorneys fees and court costs incurred in connection therewith.


       24. Invalidity. If any term or provision of this Agreement shall to any extent or for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be valid and enforceable to the fullest extent permitted by law, subject to such modification hereof as may be necessitated by such invalidity, illegality or unenforceability.

       25. Applicable Law;  Construction;  Joint and Several
Liability.

           (a) Applicable Law. This Agreement, and all questions of interpretation hereof and all controversies hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

           (b) Construction. Neither party shall claim the benefit of the legal principle that an agreement shall be construed against the party which drafted such agreement, or on whose behalf such agreement was drafted.

       26. Notice. Any notice, demand, request or other communication made, given, required or permitted pursuant to this Agreement shall be sufficient if it is (a) in writing, (b) delivered either (i) personally against written receipt, or (ii) mailed by certified or registered United States first-class mail, return receipt requested, postage prepaid, (iii) delivered by a nationally reputable overnight carrier service providing for receipted delivery, or (iv) delivered by facsimile machine, with written proof of receipt, with copy by first-class mail, and (c) addressed to the party for whom intended, as follows:

       If to Seller:
                     Transtech Industries, Inc.
                     Attention:   President
                     200 Centennial Avenue
                     Suite 202
                     Piscataway, NJ 08854
                     FAX:  (732) 981-1856

       with copy to:
                     Edward S. Radzely, Esq.
                     Giordano, Halleran & Ciesla
                     125 Half Mile Road
                     P.O. Box 190
                     Middletown, NJ 07748
                     FAX:  (732) 224-6599


       if to Purchaser:

                     Stuart E. Wainberg
                     BWF Development, LLC
                     140 Mountain Avenue
                     Springfield, New Jersey  07081
                     FAX:  (973) 564-6595

       with a copy to:

                     David Baldauf, Esquire
                     BWF Development, LLC
                     570 Delaware Avenue
                     Buffalo, New York 14202
                     FAX:  (716) 886-2269

         Either party may designate by notice given to the other a new address to which notices or other communications intended for such party shall thereafter be given. Unless otherwise stated in this Agreement, a notice or other communication shall be deemed given on the earliest of (a) the date actually received, or (b) the date personally delivered against written receipt.

       27. Calculation of Time. Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday. The effective date of this Agreement shall be the day upon which a fully-executed original of this Agreement shall have been received by each party hereto.

       28. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

       29.  [Intentionally Omitted].

       30. Incorporation by Reference. All documents, instruments, schedules and other matters attached to this Agreement as exhibits are specifically made a part hereof and incorporated herein by the reference thereto in this body of this Agreement.

       31. Captions. Captions are used in this Agreement solely for convenience of reference and shall neither be considered a part of this Agreement nor affect the construction to be given any of the provisions hereof.

       32. Counterparts. This Agreement may be executed in duplicate originals, each of which shall be deemed an original.

       33. Confidentiality/Other Properties. Seller agrees to keep the terms and conditions of this Agreement confidential. Under no circumstances shall the price or other terms be disclosed privately or publicly without the prior written consent of Purchaser.

       34. Recording of Agreement. Purchaser may, at its sole and exclusive option, record A Notice of Agreement of Purchase and Sale against the Premises. Upon execution of this Contract, the parties shall execute a Notice of Agreement and a Termination of Notice of Agreement in the form of Exhibit B attached hereto and made a part hereof. The Termination of Notice of Agreement shall be held in escrow by Seller's attorney, to be recorded only in the event of a termination by Purchaser, or the occurrence of a default by Purchaser and the expiration of any applicable cure period. If Purchaser records such Notice and subsequently terminates this Agreement, Purchaser shall record a Notice of Termination of Agreement of Purchase and Sale.

       35. Moratoria. In the event that any utility or development moratoria are enacted, proposed or passed so as to prohibit development then all time periods contained in this Agreement shall be tolled and suspended until such time as the moratoria are lifted and development is permitted to proceed.

       36. 1031 EXCHANGE. Purchaser may desire to exchange other property of like kind and qualifying use within the meaning of
Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, for fee title in the Premises which is the subject of this Agreement. Purchaser expressly reserves the right to assign its right but not its obligations hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4) at any time on or before the Closing. In such event Seller shall cooperate with Purchaser, at no cost to Seller, in effectuating any such exchange. Seller may desire to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, for fee title in the Premises which is the subject of this Agreement. Seller expressly reserves the right to assign its right but not its obligations hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)- 1(g)(4) at any time on or before the Closing. In such event Purchaser shall cooperate with Seller, at no cost to Purchaser, in effectuating any such exchange.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                              BWF DEVELOPMENT, LLC
                              By: ________________________________

                                   Stuart E. Wainberg, Member

                              SELLER:
                              TRANSTECH INDUSTRIES, INC.
                              By: ________________________________

                              BIRCHCREST, INC.
                              By: ________________________________

                              KINSLEY LANDFILL, INC.
                              By: ________________________________



                           EXHIBIT  A
                       DESCRIPTION OF LAND
                        (to be supplied)






                            EXHIBIT B


                   NOTICE OF AGREEMENT OF SALE

Seller:     TRANSTECH, INC.; BIRCHCREST, INC., KINSLEY LANDFILL,
            INC. having an address at 200 Centenial Avenue, Piscataway, NJ 08854

Purchaser:  BWF DEVELOPMENT, LLC
            having an address at 140 Mountain Avenue, Springfield, NJ 07081

Date of Contract:    May___, 2001

Premises:   Block 387.01, Lots 65, 71, 72, 77 and part of 64 and
            70, as shown on the Tax Map of Deptford Township, Gloucester County, New Jersey.

Effect of Notice of Contract: This Notice of Agreement of Sale is entered into by the parties, and is to be recorded only to set forth the Agreement of Sale as a matter of record. Nothing contained in this Notice shall be deemed to modify, amend, limit or otherwise change any of the provisions of the Agreement of Sale itself or the rights and obligations of the parties thereto as provided therein. In the event of any conflict or ambiguity between the terms of this Notice and the terms of the Agreement of Sale, the terms of the Agreement of Sale shall prevail. Reference is hereby made to the Agreement of Sale for all the terms, covenants and conditions thereof.


     IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Notice of Agreement of Sale as of the __ day of May, 2001.


Purchaser:                      BWF DEVELOPMENT, LLC
                                By:
                                Stuart E. Wainberg, Member



Sellers:
                                TRANSTECH INDUSTRIES, INC.
                                By: ______________________________


                                BIRCHCREST, INC.
                                By: _______________________________



                                KINSLEY LANDFILL, INC.
                                By: __________________________



STATE OF        )
                       SS.:
COUNTY OF       )

     On the ___ day of _____________, _____before me personally came Stuart E. Wainberg, to me known, and known to me to be the person who executed the foregoing instrument, and who, being duly sworn by me did depose and say that he is a Member of BWF Development, LLC, the company named in the within instrument and that he executed same on behalf of such company.

                   ______________________

                       Notary Public

STATE OF              )
                        SS.:
COUNTY OF             )

 On the ___ day of _____________, 2001, before me personally came __________________to me known, and known to me to be the person who executed the foregoing instrument, and who, being duly sworn by me did depose and say that he is the _________________ of _______________ and that he executed the within instrument on behalf of said corporation.

                   ______________________

                        Notary Public


STATE OF              )
                        SS.:
COUNTY OF             )

 On the ___ day of _____________, 2001, before me personally came __________________ to me known, and known to me to be the person who executed the foregoing instrument, and who, being duly sworn by me did depose and say that he is the _________________ of _______________ and that he executed the within instrument on behalf of said corporation.

                    ______________________

                        Notary Public


STATE OF              )
                         SS.:
COUNTY OF             )

 On the ___ day of _____________, 2001, before me personally came __________________ to me known, and known to me to be the person who executed the foregoing instrument, and who, being duly sworn by me did depose and say that he is the _________________ of _______________ and that he executed the within instrument on behalf of said corporation.
                      ______________________

                         Notary Public



                           EXHIBIT "C"
                       EXISTING TENANCIES
                        (to be supplied)